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                           UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549




                            FORM 8-K
                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): November 19, 1996





                      DAMES & MOORE, INC.
     (Exact name of registrant as specified in its charter)



                 Commission File Number 1-11075



           Delaware                            95-4316617
   (State of incorporation)           (I.R.S. Employer Identification No)


911 Wilshire Boulevard, Suite 700               90017
        Los Angeles, California              (Zip Code)
(Address of principal executive offices)



                         (213) 683-1560
      (Registrant's telephone number, including area code)
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Item 2.   Acquisition or Disposition of Assets


On November 19, 1996, Dames & Moore, Inc. (the "Company") acquired all of the outstanding common stock of DM Investors, Inc., a wholly owned subsidiary of Hochtief Aktiengesellschaft vorm. Gebr. Helfmann ("Hochtief AG").

The sole asset of DM Investors, Inc. is 3,700,000 shares of common stock of the Company, which represents approximately 17% of the issued and outstanding stock of the Company. Hochtief AG, as a major shareholder of the Company through its ownership of DM Investors, Inc., has two representatives on the Company's Board of Directors.

The aggregate purchase price paid in cash by the Company was approximately $51,160,000. The purchase price was determined based on the closing price on the New York Stock Exchange ("NYSE") on November 4, 1996 of $13.75, adjusted based upon a formula and the average daily NYSE closing price of the Company's shares for the period from the date of agreement to the closing date.

The acquisition of DM Investors, Inc., when consolidated with the Company's financial statements, will be reflected as a purchase of treasury stock and thus a reduction of shareholders' equity.

Funds to finance this acquisition were provided $24,160,000 from cash and the balance of $27,000,000 from borrowings under the Company's revolving lines of credit. The revolving line of credit was funded by Bank of America National Trust and Savings Association and Sanwa Bank of California.
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Item 7. Financial Statements and Exhibits

     (a)  Financial statements of the acquired business are not required.

     (b)  Pro forma information is not required.

     (c) The following exhibits are filed as part of this report or are incorporated by reference herein:

          2.1 Stock Purchase Agreement dated November 5, 1996 for the purchase of shares of DM Investors, Inc.


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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                              DAMES & MOORE, INC.





Date: December 3, 1996        By /s/MARK A. SNELL
                              Mark A. Snell
                              Executive Vice President and
                              Chief Financial Officer

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                        INDEX TO EXHIBITS



Exhibit
Number                      Description                     Page

   2.1 Stock Purchase Agreement dated November 5, 1996 for the purchase of shares of DM Investors, Inc. Filed electroncially

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